                                                               Exhibit 99(a)(11)


Re:  Amendment and Supplement to j2 Stock Option Exchange Program.

                   Please read this message in its entirety.

Dear j2 Employees and Directors:

This letter discusses important amendments to the j2 Stock Option Exchange Program and provides supplemental information to the Offer to Exchange which you should consider in deciding whether to participate in (or modify or rescind your participation in) the j2 Stock Option Exchange Program. Any terms that are not otherwise defined in this letter shall have the meanings given to them in the Offer to Exchange.

Amendments to Offer to Exchange
-------------------------------

The management team has decided to amend the j2 Stock Option Exchange Program to provide participating j2 employees and directors more flexibility under the program. Under the existing program, participants are required to exchange all "eligible options." Eligible options are options to purchase j2 common stock granted under j2's amended and restated 1997 stock option plan during calendar years 1998, 1999, or 2000, and those resulting from the conversion of options granted on or after October 31, 1996 under eFax.com stock plans. Under the exchange program as revised by this letter, participating employees and directors are permitted to exchange eligible options having one exercise price while electing not to exchange eligible options having another exercise price. However, if a participant elects to exchange an eligible option with a particular exercise price the participant must elect to exchange all eligible options held by that participant having that same exercise price.

As a result of this change, and in order to provide you more time to make a decision whether to participate in the program, j2 is extending the offer until 9 p.m. on June 22, 2001. We believe this minor delay is worth taking in order for j2 employees and directors to have the opportunity to realize the benefits of the program modifications. The dates and times associated with the program as amended by this letter are set forth in the table below:


Deadline to elect to participate or to
rescind your election to participate:         9:00 P.M. PDT on June 22, 2001

Cancellation date of existing options:        June 25, 2001

Replacement Grant Date:                       On or after December 26, 2001,but
                                              no later than January 31, 2002


Each of these dates remains subject to change should j2 again elect to extend the deadline.

If you have already submitted an election form, you now have until June 22, 2001 at 9:00 P.M. Pacific Daylight Time to either make a change or to rescind the form. If you do not wish to change your election, you do not need to take further action. Please note, however, that any previously submitted elections that have not been rescinded will be subject to the new dates as described in the preceding paragraph. If you have not yet submitted an election form but wish to participate, you now have until June 22, 2001 at 9:00 P.M. Pacific Daylight Time to make such election.

The Election Concerning Exchange of Stock Options is attached to this email message. You should use this revised form if you have not yet submitted an election form but wish to participate, or if you wish to change your previous election.

Except as expressly provided in this letter, the terms of the Offer to Exchange, dated May 21, 2001, remain unchanged.

We do not expect that option holders who exchange outstanding options for new options will be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We do not expect that, at the date of grant of the new options, the option holders will be required to recognize additional income for federal income tax purposes. We do not expect that the grant of these options will be recognized as taxable income.

Supplemental Information
------------------------

In deciding whether to participate in (or to modify or rescind your participation in) the j2 Stock Option Exchange Program, please consider the financial information attached to this letter (which supplements the Offer to Exchange) in making your decision.

On June 11, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $3.97 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

While the Offer to Exchange contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, please be advised that the safe harbors for such statements contained in those Sections do not apply to any of the information disclosed in the Offer to Exchange.

We are excited about these changes to the j2 Stock Option Exchange Program and look forward to the opportunity to provide j2 employees and directors increased flexibility under the program.

E-MAIL ATTACHMENT:

Set forth below is a selected summary of our financial information. The selected historical statement of operations data for the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 2000 have been derived from the consolidated financial statements included in our amended annual report on Form 10-K/A for the year ended

December 31, 2000 that have been audited by KPMG LLP, independent public accountants. The selected historical statement of operations data for the three months ended March 31, 2000 and March 31, 2001 and the selected historical balance sheet data as of March 31, 2001, which are included in our quarterly report on Form 10-Q for the quarter ended March 31, 2001, are unaudited, but include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.

                                                                                (Unaudited)
                                        Years Ended                        Three months ended
                                        December 31,                            March 31,
                                  ----------------------------------------------------------------
                                         2000           1999              2001             2000
                                  ----------------------------------------------------------------
Revenues
  Subscriber                       $    13,593          7,643              6,169       $     2,865
  Hardware                                 340           ----                742              ----
  Other                                   ----           ----                301              ----
                                     ---------      ---------         ----------         ---------
  Total revenue                         13,933          7,643              7,212             2,865

Cost of revenue
  Subscriber                             7,093          4,640              3,055             1,362
  Hardware                                 219           ----                450              ----
  Other                                   ----           ----               ----              ----
                                     ---------      ---------         ----------         ---------
  Total cost of revenue                  7,312          4,640              3,505             1,362

  Gross profit                           6,621          3,003              3,707             1,503

Operating expenses:
  Sales and marketing                    8,671          6,355              1,184             2,189
  Research and development               2,762          1,829                534               789
  General and administrative            15,385          7,976              3,716             3,962
  Amortization of goodwill and
   other intangibles                     4,374           ----              1,736               661
                                     ---------      ---------         ----------         ---------
  Total operating expenses              31,192         16,160              7,170             7,601
                                     ---------      ---------         ----------         ---------
Operating Loss                         (24,571)       (13,157)            (3,463)           (6,098)
Other income, net                        2,352            146                423               798
                                     ---------      ---------         ----------         ---------
Loss before extraordinary item         (22,219)       (13,011)            (3,040)           (5,300)
Extraordinary item-Loss on
 extinguishment of debt                   ----          4,428               ----              ----
                                     ---------      ---------         ----------         ---------
Net loss                               (22,219)       (17,439)            (3,040)           (5,300)
                                     ---------      ---------         ----------         ---------
Preferred stock charges                   ----         (1,572)              ----              ----
                                     ---------      ---------         ----------         ---------
Net loss attributable to
 common shareholders                   (22,219)       (19,011)            (3,040)           (5,300)
                                     =========      =========         ==========         =========
Basic and diluted net loss per
 common share                      $     (2.44)         (2.71)             (0.26)      $     (0.61)
                                     =========      =========         ==========         =========
Weighted average shares
 outstanding                         9,121,236      7,024,748         11,513,744         8,671,975
                                     =========      =========         ==========         =========

                                                                                      (Unaudited)
                                                             December 31,              March 31,
                                                       ------------------------    ----------------
                                                        2000              1999            2001
                                                        ----              ----            ----
Balance Sheet Data:

Current Assets                                         $ 30,277        $ 40,247          $ 28,761
Noncurrent assets                                        35,028          18,378            31,683
Total assets                                             65,305          58,625            60,444
Current liabilities                                      10,602           3,693             8,879
Long term liabilities                                       584           1,723               374
Total liabilities                                        11,186           5,416             9,253
Redeemable common stock                                   7,065           7,065             7,065
Common Stock subject to put option                          998             998               998
Total stockholders' equity                               46,057          45,147            43,128

The information set forth on pages 38 through 58 of the j2's Amended Annual Report on Form 10-K/A for its fiscal year ended December 31, 2000 and pages 3 through 8 of j2's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001 is incorporated herein by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in the Offer to Exchange under "Additional Information."

Our earnings available for fixed charges of $(15,058,573) were inadequate to cover our fixed charges of $1,901,731 for the fiscal year ended December 31, 1999. Our earnings available for fixed charges of $(24,932,718) and $(3,149,329) were inadequate to cover our fixed charges of $362,259 and $109,237 for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively. Our book value per share was $5.64 as of December 31, 2000.